Exhibit 99.1
8233 Baumgart Road Evansville, Indiana 47725 www.shoecarnival.com (812) 867-4034	Contact Mark L. Lemond President and Chief Executive Officer or W. Kerry Jackson Executive Vice President, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS PRELIMINARY FOURTH QUARTER
AND FULL YEAR 2004 RESULTS

        Evansville, Indiana, March 10, 2005 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today announced sales and preliminary earnings for the fourth quarter and fiscal year ended January 29, 2005. Like numerous other retailers, the Company has undertaken a comprehensive review of its accounting treatment for leases and lease-related items. In consultation with its independent registered public accounting firm, the Company decided to change its accounting practices in this area, and to restate its historical financial statements. The results in this press release include the adjustments related to these changes in lease accounting. Based on the Company's preliminary review, the correction of the lease accounting is expected to decrease net earnings by approximately $150,000, or approximately $0.01 per share, in fiscal 2004 and $300,000, or approximately $0.02 per share, in fiscal 2003. The change in accounting for lease transactions will not affect historical or future cash flows or the timing or amounts of payments under related leases.

        These estimates are still preliminary, and may change pending a final review by management and our independent auditors. The Company anticipates completing this review in conjunction with the filing of its Form 10-K for the period ended January 29, 2005.

Fourth Quarter Results

        Net earnings for the 13-week fourth quarter increased to $1.2 million from net earnings of $111,000 in the fourth quarter last year. Diluted earnings per share increased to $0.09 per share from $0.01 per share last year.

        Net sales for the fourth quarter increased 7.2 percent to $143.9 million from $134.2 million last year. Comparable store sales increased 1.4 percent for the 13-week period.

        The gross profit margin for the fourth quarter of 2004 increased to 27.3 percent from 26.4 percent in the fourth quarter of 2003. Selling, general and administrative expenses for the fourth quarter, as a percentage of sales, increased to 26.1 percent from 26.0 percent in last year's fourth quarter.

        Prior to the fourth quarter, the estimated effective income tax rate was 39 percent. The effective income tax rate for the full year is now expected to be the same as last year at 38 percent. A year-to-date adjustment was included in the fourth quarter income tax expense reducing the effective income tax rate for the fourth quarter to 26.4 percent. The effective income tax rate for last year's fourth quarter was 66.7 percent due to an adjustment to raise the effective income tax rate for the year.

Fiscal 2004 Results

        Net earnings for the 52-week 2004 fiscal year increased to $12.5 million, or $0.96 per diluted share, from $12.0 million, or $0.92 per diluted share, for the 2003 fiscal year.

        For the 52-week 2004 fiscal year, net sales increased 5.8 percent to $590.2 million from sales of $557.9 million for fiscal 2003. Comparable store sales decreased 0.8 percent for the 52-week period.

        Commenting on the results, Mark Lemond, president and chief executive officer said, "Fiscal 2004 was a year of change for Shoe Carnival. We slowed the growth of new stores, electing to only open stores in existing markets or geographic areas. Our primary focus has been on improving the operating performance of our stores by enhancing the fashion content of our merchandise offering, improving the way we advertise to our customers and the message we are communicating, and initiating a program to update our stores with the latest store design. We believe these changes were partly responsible for the comparable stores sales gains in the third and fourth quarters of 2004, our first back-to-back quarterly gains since fiscal 2001."

       "In fiscal 2005 we will make additional changes focused on improving our store productivity.

  Since our customers are embracing the latest fashions more quickly than ever before, our merchants have developed processes that will help them identify those trends timely and stay ahead of the fashion curve. We are excited about spring because the early indication in our southern stores is that customers are reacting nicely to our women's dress, sandal and casual inventories. We transitioned our spring inventories earlier than in the past, particularly in the South, and sales of this product in our warmer markets has been impressive.

  Late in 2004, we brought onboard our new vice president of marketing, Myrna Reiss, and quickly thereafter changed to a new advertising agency. We expect to see the benefit of these changes in 2005 with a fresh creative message that focuses both on fashion and value and encourages customers to visit us to see the changes we have made.

  We will completely remodel 10 of our stores to the latest store design and partially remodel an additional 30 stores, adding a significant portion of the latest design elements. Additionally, we expect to introduce a new graphics package in all stores, which will tie into the theme of our new advertising campaign. We expect to spend approximately $5 million on remodels and graphics enhancements in 2005."

      "These are only a few of the major changes we will implement in 2005. We have been challenging every aspect of our business and have made many other more subtle changes. We feel these changes were at least partly responsible for the comparable store sales increase of 13.3 percent in February 2005. The strong fashion trends in both the athletic and non-athletic footwear leave us excited for our prospects in 2005."

Store Growth

        The Company opened 22 new stores in fiscal 2004 and closed 4 to end the year with 255 stores. Total gross retail selling square footage increased 6.6 percent to end the year at 2.9 million square feet.

        Store growth in fiscal 2005 is expected to range from 8 to 10 stores, net of closings. Five stores are expected to open in the first quarter.

2005 EPS Outlook

        Earnings per diluted share in the first quarter of fiscal 2005 are expected to range from $0.40 to $0.44. This assumes a total sales increase of between 7 and 10 percent and comparable store sales ranging from an increase of 2 to 4 percent. Earnings per diluted share for the first quarter of 2004 were $0.35.

        For the full year of 2005, earnings per diluted share are expected to range from $1.15 to $1.30.

Conference Call

        Today, at 2:00 p.m. Eastern time, the Company will host a conference call to discuss the fourth quarter results. The public can listen to the live webcast of the call by visiting Shoe Carnival's Investor Relations page at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Changes in Accounting for Lease Transactions

        Based on views expressed by the Securities and Exchange Commission ("SEC") of existing generally accepted accounting principles ("GAAP") regarding lease transactions, the Company along with numerous other retailers reviewed its lease accounting practices. The Company, in consultation with its independent auditors Deloitte & Touche LLP, determined that the Company's accounting for the lease commencement date was not consistent with GAAP. The Company's previously issued financial statements should no longer be relied upon.

        Historically, and consistent with practice prevalent throughout the retailing industry, the Company recognized straight line rent expense for leases beginning on the earlier of rent commencement date or the store opening date. This had the effect of excluding the build-out period of its stores from the calculation of the period over which it expenses rent. The Company is now changing this practice to include the build-out period in its calculations of rent expense. While this change will result in an acceleration of the commencement of rent expense for each lease, monthly rent expense will decrease as the total rent due under the lease is amortized over a greater number of months. This change will not affect historical or future cash flows or the timing or amounts of payments under related leases.

        The Company expects to restate previously reported financial results in its 2004 Annual Report on Form 10-K no later than April 14, 2005.

Record Date and Date of Annual Shareholder Meeting

        The Company also announced that June 14, 2005 has been set as the date for the Annual Meeting of Shareholders and April 8, 2005 was set as the shareholder record date.

Cautionary Statement Regarding Forward-Looking Information

        This press release contains forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; risks associated with the seasonality of the retail industry; the availability of desirable store locations at acceptable lease terms and our ability to open new stores in a timely and profitable manner; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People's Republic of China, a major manufacturer of footwear; and the continued favorable trade relations between the United States and China and other countries which are the major manufacturers of footwear.

        In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

        Shoe Carnival is a chain of 259 footwear stores located in the Midwest, South and Southeast. Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family. Headquartered in Evansville, IN, Shoe Carnival trades on the Nasdaq Stock Market under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)
(Unaudited)

	Thirteen Weeks Ended January 29, 2005	As Restated Thirteen Weeks Ended January 31, 2004 (A)	Fifty-two Weeks Ended January 29, 2005	As Restated Fifty-two Weeks Ended January 31, 2004 (A)

Net sales	$143,877	$134,245	$590,186	$557,923
Cost of sales (including buying,
distribution and occupancy costs)	104,567	98,819	422,969	399,734

Gross profit	39,310	35,426	167,217	158,189
Selling, general and administrative
expenses	37,549	34,881	146,360	138,178

Operating income	1,761	545	20,857	20,011
Interest expense	149	212	658	714

Income before income taxes	1,612	333	20,199	19,297
Income tax expense	426	222	7,675	7,333

Net income	$1,186	$111	$12,524	$11,964

Net income per share:
Basic	$.09	$.01	$.98	$.94

Diluted	$.09	$.01	$.96	$.92

Average shares outstanding:
Basic	12,842	12,748	12,820	12,677

Diluted	13,038	13,148	13,051	13,049

(A) The fiscal 2003 amounts include management's current estimates of the effects of the lease accounting corrections. The fiscal 2003 statements as presented above, do not differ significantly from the fiscal 2003 statements that were previously reported.

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	January 29, 2005	As Restated January 31, 2004 (A)

ASSETS
Current Assets:
Cash and cash equivalents	$4,889	$4,071
Accounts receivable	992	587
Merchandise inventories	180,590	165,110
Deferred income tax benefit	715	1,954
Other	1,982	6,754

Total Current Assets	189,168	178,476
Property and equipment-net	68,452	69,246

Total Assets	$257,620	$247,722

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$62,292	$53,181
Accrued and other liabilities	10,200	8,208
Current portion of long-term debt	56	222

Total Current Liabilities	72,548	61,611
Long-term debt	7,300	21,956
Deferred lease incentives and accrued rent	13,596	13,391
Deferred income taxes	5,612	6,549
Other	1,651	1,218

Total Liabilities	100,707	104,725

Total Shareholders' Equity	156,913	142,997

Total Liabilities and Shareholders' Equity	$257,620	$247,722

(A) The fiscal 2003 amounts include management's current estimates of the effects of the lease accounting corrections. The fiscal 2003 statements as presented above, do not differ significantly from the fiscal 2003 statements that were previously reported.

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Fifty-two Weeks Ended January 29, 2005	As Restated Fifty-two Weeks Ended January 31, 2004(A)

Cash flows from operating activities
Net income	$12,524	$11,964
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	14,428	13,833
Stock option income tax benefit	731	315
Loss on retirement and impairment of assets	564	789
Deferred income taxes	302	1,319
Lease incentives	719	3,251
Other	(80)	882
Changes in operating assets and liabilities:
Accounts receivable	(446)	330
Merchandise inventories	(15,480)	(19,019)
Accounts payable and accrued liabilities	11,103	2,254
Other	4,766	(4,807)

Net cash provided by operating activities	29,131	11,111

Cash flows from investing activities
Purchases of property and equipment	(14,213)	(20,549)
Other	60	368

Net cash used in investing activities	(14,153)	(20,181)

Cash flows from financing activities
Net (payments) borrowings under line of credit	(14,600)	6,675
Payments on long-term debt	(221)	(428)
Proceeds from issuance of stock	661	1,112

Net cash (used in) provided by financing activities	(14,160)	7,359

Net increase (decrease) in cash and cash equivalents	818	(1,711)
Cash and cash equivalents at beginning of year	4,071	5,782

Cash and Cash Equivalents at End of Year	$4,889	$4,071

(A) The fiscal 2003 amounts include management's current estimates of the effects of the lease accounting corrections. The fiscal 2003 statements as presented above, do not differ significantly from the fiscal 2003 statements that were previously reported.